CONTACTS:

Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Relations
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Meritor Announces Notice of Partial Redemption of $100,000,000 Aggregate
Principal Amount of its 6.750% Notes Due 2021

TROY, Mich. – (Aug. 18, 2017) – Meritor, Inc. (NYSE: MTOR) today announced that it has issued a notice of partial redemption for $100,000,000 aggregate principal amount of its 6.750% notes due 2021 (the “Notes”). The redemption date is Sept. 28, 2017 (“Redemption Date”), and the redemption price will be equal to $1,033.75 per $1,000 principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, up to, but not including, the Redemption Date.

From and after the Redemption Date, the redeemed Notes will no longer be outstanding and interest will cease to accrue on such redeemed Notes unless Meritor defaults in making the redemption payment.

The notice of partial redemption containing information required by the indenture governing the Notes, including the redemption price, was sent to registered holders of the Notes today. In accordance with the instructions specified in the notice of partial redemption, the Notes are to be surrendered to The Bank of New York Mellon Trust Company, N.A., in exchange for payment of the redemption price plus accrued and unpaid interest, as described above. Payment will be made on Sept. 28, 2017.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company’s website at meritor.com.